Exhibit 23.1

Your Vision Our Focus

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Odyssey Health, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Odyssey Health, Inc. (the “company”) as of July 31, 2023, and 2022, and the related consolidated statements of operations, stockholders’ deficit and cash flow for each of the two years in the period ended July 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operations since inception and is currently dependent on the stockholders and lenders to fund operating activities. Management’s plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

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Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Stock-based compensation

As discussed in Note 7 to the financial statements, the Company entered into certain transactions which included the issuance of options or warrants for goods and services which were valued using a pricing model.

We identified the valuation and accounting treatment of these issuances to be critical audit matter because determining the fair value and related accounting treatment of these issuances involves a high degree of auditor judgement and an increased extent of effort to evaluate the Company’s conclusions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the conclusions associated with the valuation and accounting treatment for these issuances involved the following procedures, among others:

•	We obtained management’s pricing model for the various issuances and tested the significant inputs of the pricing model used to determine the fair value of these items.

•	We reviewed the underlying agreements supporting these issuances and agreed the terms of the issuances to the pricing used by management.

•	We recomputed management’s fair value estimate using a similar pricing model to ensure the output was consistent with management’s pricing model output.

We have served as the Company's auditor since 2020.

Dallas Texas

October 30, 2023

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